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                                                                     Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                       EXTENDICARE HEALTH SERVICES, INC.

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                      Pursuant to Sections 242 and 245 of
                          the General Corporation Law
                            of the State of Delaware
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     EXTENDICARE HEALTH SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

     1. The name of the Corporation is Extendicare Health Services, Inc.

     2. The original Certificate of Incorporation of the Corporation was filed under the name Crowntek Holdings, Inc. with the Secretary of State of the State of Delaware on April 13, 1984 and was amended on each of October 25, 1984, April 29, 1986, November 24, 1986, November 9, 1988, March 27, 1989 and
June 24, 1997 (the "Existing Certificate").

     3. This Restated Certificate of Incorporation restates and integrates and further amends the Existing Certificate of Incorporation.

     4. This Restated Certificate of Incorporation was duly adopted by the stockholder of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL").

     5. The text of the Existing Certificate of Incorporation of the Corporation is hereby restated and further amended to read as hereinafter set forth in full.

     FIRST: The name of the Corporation is Extendicare Health Services, Inc.
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     SECOND: The address of the registered office of the Corporation in the
State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware code (the "GCL").

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is as follows:

          (a) 1,000 shares of one class of stock with a par value of $1.00 per share, designated as common stock;

          (b) 1,000 shares of a second class of stock with a par value of $1.00 per share, designated as Class "A" Preference Stock; and

          (c) 1,000 shares of a third class of stock with a par value of $1.00 per share, designated as Class "B" Preference Stock.

     The Class "A" Preference Stock and the Class "B" Preference Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix or alter the rights thereto and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:


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     (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

     (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

     (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

     (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors


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which would have been valid if such By-Laws had not been adopted.

     SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

     SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, Extendicare Health Services, Inc. has caused this Restated Certificate of Incorporation to be signed by J. Wesley Carter, its President, this 28th day of December, 1997.

                                        EXTENDICARE HEALTH SERVICES, INC.


                                        By:  /s/ J. Wesley Carter
                                             --------------------------

                                             Name: J. Wesley Carter
                                             Title: President


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